Exhibit 99.(d)(9)

November 9, 2005

GAM International Management Limited
12 St. James’s Place
SW1A 1NX
London, England

Re:	New Engagement as Investment Adviser to GAM International Equity, GAM Asia-Pacific Equity, GAM European Equity and GAMerica

Dear Sirs:

          We refer to (i) the Second Amended and Restated Investment Advisory Agreement (the “Investment Advisory Agreement”) dated December 14, 2004 between GAM Funds, Inc. (the “Fund”) and you relating to each of the following series of the Fund’s shares: GAM International Equity; GAM Asia-Pacific Equity; GAM European Equity and GAMerica (the “Covered Funds”), and (ii) our letter to you dated as of even date, which confirms your engagement, subject to the terms and conditions set forth therein, as investment adviser to the Covered Funds on an interim basis (as described in Rule 15a-4 of the Investment Company Act of 1940 (the “1940 Act”)). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Advisory Agreement.

          The Fund hereby confirms your engagement as investment adviser to the Covered Funds, subject to the following terms and conditions:

          1.          Your engagement hereunder as investment adviser to a Covered Fund shall become effective with respect to such Covered Fund as of the date (the “Effective Date”) on which this engagement has first been approved by (1) the Board of Directors of the Fund, including a majority of the Directors of the Fund who are not “interested persons” (as defined in the 1940 Act) of the Fund, and (2) the vote of a majority of the outstanding voting securities of such Covered Fund.

          2.          Except as provided in this letter agreement, all terms and conditions of your engagement as investment adviser to the Covered Funds shall be as set forth in the Investment Advisory Agreement, and the terms of the Investment Advisory Agreement shall be deemed to be fully reinstated as of the Effective Date with respect to your engagement hereunder as investment adviser to the Covered Funds. In the event of any inconsistency between the terms of this letter agreement and the Investment Advisory Agreement, the terms of this letter agreement shall prevail.

Please indicate your acceptance of the above terms and conditions by countersigning the enclosed copy of this letter and returning it to me at the above address.

Yours sincerely,

GAM Funds, Inc.
By:	/s/ Kenneth Dursht

Name:	Kenneth Dursht

Title:	Secretary

Acknowledged and agreed as of the date first above written:

GAM International Management Limited

By:	/s/ Scott Sullivan

Name:	Scott Sullivan

Title:	Director